SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                       -----------------------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                                (Amendment No. )1


                            Terremark Worldwide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03232Q106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 19, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13d-1(b)

                           |X|      Rule 13d-1(c)

                           |_|      Rule 13d-1(d)


--------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                                       13G


-------------------------                                -----------------------
CUSIP No. 03232Q106                                            Page 2 of 5 Pages
-------------------------                                -----------------------



---------- ---------------------------------------------------------------------
  1.
           NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    TD Global Finance
---------- ---------------------------------------------------------------------
  2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|


---------- ---------------------------------------------------------------------
  3.
           SEC USE ONLY


---------- ---------------------------------------------------------------------
  4.
           CITIZENSHIP OR PLACE OF ORGANIZATION

                    Ireland
--------------------------------------- --------- ------------------------------
                                               5.
                                                  SOLE VOTING POWER

                                                      21,178,589
              NUMBER OF
               SHARES
            BENEFICIALLY
              OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                        --------- ------------------------------
                                               6.
                                                  SHARED VOTING POWER

                                                           0
                                        --------- ------------------------------
                                               7.
                                                  SOLE DISPOSITIVE POWER

                                                           21,178,589
                                        --------- ------------------------------
                                               8.
                                                  SHARED DISPOSITIVE POWER

                                                           0
---------- ---------------------------------------------------------------------
  9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    21,178,589
---------- ---------------------------------------------------------------------
  10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|

---------- ---------------------------------------------------------------------
  11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    10.4%
---------- ---------------------------------------------------------------------
  12.
           TYPE OF REPORTING PERSON*

                    CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a).  Name of Issuer:

Terremark Worldwide, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

2601 South Bayshore Drive, Miami, Florida 33133


Item 2(a).  Name of Person Filing:

TD Global Finance


Item 2(b).  Address of Principal Business Office or, if None, Residence:

Level 2, Plaza 2, Custom House Plaza, IFSC, Dublin 1, Ireland


Item 2(c).  Citizenship:

Ireland


Item 2(d).  Title of Class of Securities:

Common Stock, par value $0.001 per share


Item 2(e).  CUSIP Number:

03232Q106


Item 3. If This Statement is Filed Pursuant to Rule 13d-1 (b), or 13d-2 (b) or
(c), Check Whether the Person Filing is a:

     (a)  |_| Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  |_| Bank as defined in Section 3 (a) (6) of the Exchange Act.

     (c) |_| Insurance company as defined in Section 3 (a) (19) of the Exchange Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e)  |_| An investment  adviser in accordance  with Rule 13d-1 (b) (1) (ii)
              (E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G)

     (h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3 (c) (14) of the Investment Company Act;

     (j)  |_| Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

     If this statement is filed pursuant to Rule 13d-1 (c), check this box.  |X|

Item 4.  Ownership.

         (a)  Amount beneficially held:

                   21,178,589 shares

         (b)  Percent of class:

                        10.4%

         (c)  Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote:

                   21,178,589

         (ii)  Shared power to vote or to direct the vote:

                         0

         (iii)  Sole power to dispose or to direct the disposition of:

                   21,178,589 (1)

                  (1) Includes 3,529,765 shares of common stock underlying warrants which are currently exercisable.

         (iv)  Shared power to dispose or to direct the disposition of:

0

Item 5.  Ownership of Five Percent or Less of a Class.

NOT APPLICABLE.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE.

Item 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE.

Item 9.  Notice of Dissolution of Group.

NOT APPLICABLE.

Item 10. Certifications.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



                                                     Date:  July 26, 2002



                                                     TD GLOBAL FINANCE


                                                     By: /s/ Patrick Brosnan
                                                     Name: Patrick Brosnan


                                                     By: /s/ Margaret Branch
                                                     Name: Margaret Branch




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